EXECUTION VERSION
Exhibit 2.7
AMENDMENT NO. 3
TO THE
TRANSACTION AGREEMENT
______________
THIS AMENDMENT NO. 3 (this “Amendment”), dated as of June 29, 2018, to the Transaction Agreement, dated December 6, 2016 (as amended on February 23, 2017 and April 30, 2017, the “Original Transaction Agreement”), is between Verizon Communications Inc., a Delaware corporation (“Seller”), and Equinix, Inc., a Delaware corporation (“Acquiror” and, together with Seller, the “Parties”). Capitalized terms used in this Amendment but not otherwise defined herein will have the respective meanings assigned to them in the Original Transaction Agreement.
WHEREAS, pursuant to the Original Transaction Agreement, Seller agreed to transfer the Acquired Assets and the Assumed Liabilities related to the Business to Acquiror or its designated Affiliates, as more fully set forth in the Original Transaction Agreement;
WHEREAS, pursuant to Section 4.18 of the Original Transaction Agreement, the Parties have been cooperating with each other in connection with the novation of the Transferred Government Contracts; and
WHEREAS, in light of the significant amount of time and resources required to complete the novation process, Acquiror has proposed that Seller Convey to Acquiror (or an Affiliate of Acquiror) all of the equity interests of Terremark Federal Group LLC, a Delaware limited liability company (“TFG”), in lieu of seeking to novate the Transferred Government Contracts held by TFG;
WHEREAS, in connection with the Conveyance of TFG to Acquiror, Seller and Acquiror will amend Terremark Master Services Agreement (No. 341859) between Acquiror and Terremark North America, Inc. to incorporate the service orders related to the IP addresses necessary to support the MRS Contracts (such service orders, the “IP Address Service Orders”);
WHEREAS, Section 9.06 of the Original Transaction Agreement provides for the amendment of the Original Transaction Agreement in accordance with the terms set forth therein; and
WHEREAS, the Parties desire to amend the Original Transaction Agreement as set forth below (as so amended, the “Transaction Agreement”).
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
AMENDMENTS

1.	Purchase and Sale of TFG.

(a)
Sale of TFG. In lieu of Conveying the Acquired Assets and Assumed Liabilities owned or otherwise held by TFG directly to Acquiror or the applicable member of the Acquiror Group, all Acquired Assets and Assumed Liabilities owned or otherwise held by TFG will be Conveyed to Acquiror or the applicable member of the Acquiror Group by virtue of the Conveyance of the equity interests of TFG. Notwithstanding Sections 1.04(a) and 4.18 of the Original Transaction Agreement, upon the terms and subject to the conditions of this Amendment, at the TFG Closing (as defined below), Seller will Convey (or cause the applicable member of the Seller Group to Convey) to Acquiror or a designated member of the Acquiror Group, and Acquiror will purchase and acquire (or cause the applicable member of the Acquiror Group to purchase and acquire), all of the outstanding equity interests of TFG (the “Acquired TFG Interests”) free and clear of all Liens, other than Permitted Liens. No additional consideration will be payable by Acquiror in connection with the sale of TFG.

(b)
Acquired Assets and Assumed Liabilities. Without limiting the scope of Acquired Assets and Assumed Liabilities contemplated by Sections 1.03 and 1.04 of the Original Transaction Agreement, (i) all of the Contracts and other Assets of TFG or any other member of Seller Group set forth on Exhibit A hereto that would not constitute Acquired Assets under the Original Transaction Agreement (the “TFG Acquired Assets”) will constitute Acquired

Assets for purposes of the Transaction Agreement and (ii) any and all Liabilities of Seller and each of its Subsidiaries to the extent arising out of, relating to or otherwise in respect of the ownership or use of the TFG Acquired Assets, solely to the extent such Liabilities arise out of or relate to the ownership, occupancy or use of the TFG Acquired Assets after the TFG Closing Date (the “TFG Assumed Liabilities”), will constitute Assumed Liabilities for purposes of the Transaction Agreement, including for purposes of Article VII of the Transaction Agreement.

(c)
Excluded Assets and Excluded Liabilities. All Liabilities that arise out of or relate to (i) the ownership, occupancy or use of the TFG Acquired Assets before the TFG Closing Date, (ii) the performance of the Contracts that are TFG Acquired Assets before the TFG Closing Date, and (iii) the Compensation and Benefit Plans sponsored or maintained by TFG (if any) before the TFG Closing Date will constitute Excluded Liabilities for the purposes of the Transaction Agreement, including for purposes of Article VII of the Transaction Agreement.

(d)
License. “TFG Names and Marks” means the names and marks (in any style or design) used in connection with TFG prior to the TFG Closing, and any Trademark derived from, confusingly similar to or including any of the foregoing, other than the Transferred Marks. Subject to the terms and conditions of this Section 1(d), Seller, on behalf of itself and its Affiliates as necessary, hereby grants to Acquiror and the Acquired Entities a limited, non-transferable, non-sublicensable, non-exclusive, royalty-free license to use the TFG Names and Marks in connection with the Business and the TFG Acquired Assets for a period of nine months following the TFG Closing Date (the “TFG Mark Transition Period”). Acquiror will use Commercially Reasonable Efforts to transition from use of the TFG Names and Marks as soon as reasonably practicable and in any event prior to the expiration of the TFG Mark Transition Period. Without limiting the generality of the foregoing, as soon as practicable following the TFG Closing Date and in any event prior to the expiration of the Transition Period, Acquiror will change the name of TFG to a name that does not include any of the TFG Names and Marks. Except as expressly provided in this Section 1(d), Seller reserves for itself and its Affiliates all rights, title and interest in the TFG Names and Marks, and no other rights, title or interest therein are granted to TFG, Acquiror, any other member of the Acquiror Group or any of their respective Affiliates, whether by implication, estoppel or otherwise. In no event will TFG use, and Acquiror will not use, and will cause the other members of the Acquiror Group to not use, any of the TFG Names and Marks after the TFG Closing in any manner or for any purpose other than in the same or substantially same manner that such TFG Names and Marks were used by the Business prior to the TFG Closing. The license granted under this Section 1(d) may be terminated by written notice if Acquiror or TFG is in material breach of any provision hereof that remains uncured for more than fifteen days after written notice thereof from Seller. Upon such termination of the license granted hereunder for any reason, Acquiror and its Affiliates will not use any of the TFG Names and Marks.

(e)
No Other Modification. Except as expressly provided above, this Amendment will not be deemed to amend or modify the definitions of Acquired Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities provided in the Original Transaction Agreement. For the avoidance of doubt, (i) nothing in this Amendment will be deemed to amend or modify the definition of Assumed Liabilities with respect to the Transferred Government Contracts or the definition of Excluded Liabilities with respect to the Transferred Government Contracts, (ii) any Assets that constitute Acquired Assets under the Original Transaction Agreement will continue to constitute Acquired Assets for purposes of the Transaction Agreement, and any Liabilities that constitute Assumed Liabilities under the Original Transaction Agreement will continue to constitute Assumed Liabilities for purposes of the Transaction Agreement (including Section 7.01(a) thereof), and (iii) except for the TFG Acquired Assets and TFG Assumed Liabilities (which shall be treated in accordance with Section 1(b) and Section 1(c) above, respectively), any Assets that constitute Excluded Assets under the Original Transaction Agreement will continue to constitute Excluded Assets for purposes of the Transaction Agreement, and any Liabilities that constitute Excluded Liabilities under the Original Transaction Agreement will continue to constitute Excluded Liabilities for purposes of the Transaction Agreement (including Section 7.02(a) thereof).

(f)	Excluded Taxes. The definition of “Excluded Taxes” is hereby revised to delete the “and” between the words “Acquired Entities” and “(d)” and to add the following at the end of the definition:
“and (e) any Taxes imposed on TFG (i) for any taxable period (or portion thereof, determined by applying the principles set forth in Section 8.04(c) of the Agreement, mutatis mutandis) ending on or prior to the TFG Closing Date and (ii) arising as a result of TFG having been (x) a transferee or successor with respect to any event occurring prior to the TFG Closing Date, (y) party to any contract (that is not an Acquired Asset) entered into prior to the TFG Closing Date or (z) a member, prior to the TFG Closing Date, of an affiliated, consolidated, combined or unitary group, or party to any agreement or arrangement, as a result of which liability of TFG to a Taxing Authority is determined or taken into account with reference to the activities of any Person other than TFG.”.

(g)
IP Address Service Orders. Within 30 days after the TFG Closing, the Parties will negotiate and enter into the IP Address Service Orders in customary form. From and after the TFG Closing until entry into the IP Address Service Orders, Seller and its Affiliates will reserve the IP addresses for Acquiror’s use with the applicable customers during the term of the MRS Contracts and will use Commercially Reasonable Efforts to assist Acquiror and its Affiliates with their use of such IP addresses in connection with the TFG Acquired Assets, including by granting representatives of Acquiror Group access to Seller’s service representatives to facilitate the use of IP addresses by customers.

2.
Closing. The closing of the transactions contemplated by Section 1 (the “TFG Closing”) will take place by the electronic or physical exchange of documents at 10:00 a.m., New York City time, on June 29, 2018; provided, however, that for all purposes, the TFG Closing will be deemed effective as of 12:00:01 a.m., New York City time, on July 1, 2018 (the “TFG Closing Date”).

3.	Deliveries at the TFG Closing.

(a)
Deliveries by the Seller. At the TFG Closing, Seller will deliver (or cause the applicable member of the Seller Group to deliver) to Acquiror (or the applicable member of the Acquiror Group) all of the following instruments (each (other than those set forth in clause (iii)) duly executed by Seller or the applicable member of the Seller Group):

(i)	a membership interest transfer power transferring ownership of the Acquired TFG Interests to Acquiror (or the applicable member of the Acquiror Group);

(ii)	a certificate representing the equity interests of Acquired TFG Interests, to the extent certificated;

(iii)	copies of the organizational documents of TFG;

(iv)
resignations or evidence of removals of each of the individuals who serves as an officer or director of TFG in his or her capacity as such, in each case other than any individuals who will be Continuing Employees; and

(v)	a certificate under Section 1445(b)(2) of the Code providing that Seller (or the direct regarded owner of TFG) is not a foreign person.

4.	Transfer of Excluded Assets and Excluded Liabilities.

(a)
Prior to the TFG Closing, Seller will, and will cause its Subsidiaries to, take all actions necessary or appropriate such that, to the extent reasonably practicable, TFG will own the TFG Acquired Assets as of the TFG Closing Date, and will not own any Excluded Assets or be responsible for any Excluded Liability as of the TFG Closing Date. For purposes of clarity, Section 1.02 of the Transaction Agreement will apply to any Excluded Assets and/or Excluded Liabilities discovered to be held by TFG at any time prior to May 1, 2020. Any Tax liabilities arising from the transfer of any Excluded Asset or Excluded Liability held by TFG to one or more members of the Seller Group shall, for the avoidance of doubt, constitute an Excluded Liability.

(b)
Except for the contracts set forth on Exhibit B, (i) TFG, on the one hand, and Seller, on behalf of itself and each other member of the Seller Group, on the other hand, will terminate any and all Contracts between or among TFG, on the one hand, and Seller or any member of the Seller Group (other than TFG), on the other hand, effective without further action as of the TFG Closing Date, and (ii) no such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the TFG Closing Date and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. Seller will use reasonable best efforts to cause all of the receivables, payables, loans and other accounts, rights and Liabilities between TFG, on the one hand, and Seller or another member of the Seller Group, on the other hand, in existence as of immediately prior to the TFG Closing Date (collectively, the “TFG Intercompany Accounts”) to be settled such that, as of the TFG Closing Date, there are no TFG Intercompany Accounts outstanding. If, despite such efforts, there is any outstanding balance in the TFG Intercompany Accounts as of the TFG Closing Date, the net

balance of such TFG Intercompany Accounts will be deemed to be a “payable” or “receivable,” as applicable, and will be taken into account in determining the prorations pursuant to Section 8 hereunder.

5.	Representations and Warranties of Seller. Seller hereby represents and warrants to Acquiror that:

(a)
TFG (i) is duly organized, validly existing and in good standing under the Laws of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted in all material respects, and (iii) is duly qualified to do business and, where applicable, in good standing in each jurisdiction in which the nature of its properties or business makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably material to the Business. TFG is in material compliance with its organizational documents.

(b)
Seller or another member of the Seller Group owns of record and beneficially all of the Acquired TFG Interests free and clear of all Liens. Other than the Acquired TFG Interests, there are no shares of capital stock, voting securities or other equity securities of TFG issued, reserved for issuance or outstanding. Upon the consummation of the transactions contemplated by this Amendment, Seller or another member of the Seller Group will transfer valid title to, and Acquiror or the applicable member of the Acquiror Group will own, all Acquired TFG Interests, free and clear of all Liens. All Acquired TFG Interests are duly authorized, validly issued, fully paid and nonassessable, free of all rights of first refusal, preemptive and similar rights. There are no outstanding or authorized options, warrants, rights of first refusal, calls, subscriptions, convertible or exchangeable securities or other agreements relating to Acquired TFG Interests pursuant to which TFG will or may become obligated to (i) issue, deliver, redeem, acquire or sell, or caused to be issued, delivered, redeemed, acquired or sold, any shares of their capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock or other equity interests or (ii) provide funds to or make any equity investment in any other Person. There is no outstanding indebtedness of TFG that could convey to any Person the right to vote or that is convertible into or exercisable for any capital stock or other equity interests of TFG. There are no voting trusts, stockholder agreements, proxies or other agreements or undertakings in effect with respect to the voting, dividend rights or transfer of any of the Acquired TFG Interests.

(c)	TFG does not own any capital stock or equity interest in any Person, or have any commitments or obligations to acquire any capital stock or equity interests or make any other investment in any Person.

(d)
Seller has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment by Seller and the consummation by Seller of the transactions contemplated hereby have been or will be duly authorized and approved by all necessary corporate, stockholder or similar actions, and no other corporate or similar actions on the part of Seller or any other member of the Seller Group is necessary to authorize the execution, delivery and performance of this Amendment or the consummation of the transactions contemplated hereby. This Amendment, when executed, will be a valid and binding obligation of Seller and enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

(e)
The execution and delivery of this Amendment by Seller and the consummation by Seller and, if applicable, the other members of the Seller Group of the transactions contemplated hereby will not, with or without due notice or lapse of time or both, violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or the comparable governing documents.

(f)	TFG is classified as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.

(g)
The representations and warranties set forth in Section 2.06 and Section 2.09 of the Original Transaction Agreement, in each case solely with respect to the TFG Acquired Assets, mutatis mutandis, are true and correct in all material respects.

6.	Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to Seller that:

(a)
Acquiror has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment by Acquiror and, if applicable, its Subsidiaries, and the consummation by Acquiror or its Subsidiaries of the transactions contemplated hereby, have been or will be duly authorized and approved by all necessary corporate, stockholder or similar actions, and no other corporate or similar actions on the part of Acquiror or its Subsidiaries is necessary to authorize the execution, delivery and performance of this Amendment or the consummation of the transactions contemplated hereby. This Amendment, when executed, will be a valid and binding obligation of Acquiror and enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

(b)
The execution and delivery of this Amendment by Acquiror and the consummation by Acquiror and, if applicable, its Subsidiaries of the transactions contemplated hereby will not, with or without due notice or lapse of time or both, violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or the comparable governing documents.

7.
Employee Matters. All of the Delayed Transfer Employees are employed by TFG. Except for the new hires approved by Acquiror, all of the employees of TFG are Delayed Transfer Employees contemplated by the Original Transaction Agreement. All of the employees of TFG are set forth on Exhibit C hereto. The TFG Closing Date shall be deemed the “Delayed Transfer Date” for purposes of the Transaction Agreement, and all Delayed Transfer Employees who are employees of TFG immediately prior to the TFG Closing will be deemed “U.S. Continuing Employees” upon the TFG Closing Date, notwithstanding anything to the contrary in Section 4.14 of the Transaction Agreement.

8.
Facility Security Clearance. Acquiror acknowledges that TFG maintains a facility security clearance (“FCL”) issued by the Defense Security Service (“DSS”) and that DSS must validate TFG’s continued FCL eligibility following the Conveyance of TFG to Acquiror. Acquiror further acknowledges that in the event Acquiror and/or its Affiliates fail to address any foreign ownership, control or influence (FOCI) issues relating to TFG’s continued FCL eligibility following the Conveyance of TFG to Acquiror, such failure could adversely impact TFG’s FCL eligibility and its ability to continue performing classified contracts after the TFG Closing, thereby reducing the immediate and/or long term value of the Transferred Government Contracts held by TFG. Acquiror agrees that neither Seller nor any of its Affiliates will have any Liability under the Transaction Agreement or otherwise which may result from, arise out of or relate to any such failure.

9.
Proration of Expenses. Within 90 days after the TFG Closing Date, the Parties will cooperate with each other in good faith to (a) finalize the proration of receivables, payables, expenses and revenues relating to (i) the TFG Acquired Assets and TFG Assumed Liabilities, (ii) any Time-Off Benefits and other accrued statutory or contractual benefit due to the Delayed Transfer Employees related to the services rendered to the Seller Group prior to the TFG Closing Date and (iii) any Excluded Assets, each in accordance with the principles set forth in Section 1.11 of the Transaction Agreement (it being understood that solely for purposes of the transactions contemplated by this Amendment, any reference to the “Closing” in Section 1.11 will be deemed to refer to the “TFG Closing” instead), (b) satisfy certain reimbursement or similar obligations set forth on Exhibit D, solely to the extent that such obligations will not have previously been satisfied pursuant to the Original Transaction Agreement, the Transition Services Agreement or otherwise, and (c) settle any outstanding obligations that are payable pursuant to Section 4.18(e) of the Original Transaction Agreement, it being understood and acknowledged that the TFG Closing constitutes the transfer of the Government Contracts pursuant thereto. Seller will provide Acquiror supporting documentation and make its representatives reasonably available to answer questions as to its determination of prorations pursuant to this Section 9.

10.
Inventory of Seller’s Colocation Space. (a) Acquiror will, and will cause the applicable members of the Acquiror Group to, at no charge to the Seller Group, complete in good faith each of the inventories set forth on Exhibit E hereto to Acquiror’s knowledge after reasonable inquiry (each, a “Required Inventory”) and deliver a written report therefor to Seller no later than the applicable due date set forth on Exhibit E (the “Applicable Inventory Completion Date”). In the event any Required Inventory is not completed and/or any written report therefor is not delivered to Seller by the Applicable Inventory Completion Date, or if there are errors or omissions in the written report for any Required Inventory, then with respect to any colocation space, circuit, cross-connect or power consumption that would have been set forth in a written report for such Required Inventory delivered on the Applicable Inventory Completion Date if a correct and complete written report for such Required Inventory had been delivered to Seller on such date and which written report would have identified the colocation space provided by the Acquiror Group to the Seller Group and indicated (i) whether or not a circuit or cross-connect being billed to any member of the Seller Group was not in use and/or (ii) whether or not, and the extent to which, power was being used by the Seller Group in the colocation space, licensed by Seller or another member of the Seller Group as of and from such date, Seller or another member of the Seller Group may terminate the contract for such circuit, cross-connect, power usage or colocation space, solely with respect to such circuit, cross-connect, power usage or colocation space, within 90 days after the actual completion and delivery of the written report for such Required Inventory and elect to make such termination effective as of the Applicable Inventory Completion Date by written notice to Acquiror and, if such election is made, Acquiror will, and will cause the applicable member of the Acquiror Group to, promptly refund any payment made by the Seller Group for such terminated circuit, cross-connect, power usage or colocation space in respect of any period after the Applicable Inventory Completion Date, provided that Acquiror and Seller Group may mutually agree to extend the Applicable Inventory Completion Date to satisfy Seller objectives and reprioritized initiatives, and further provided that no member of Seller Group may make such election with respect to the circuit, cross-connect, power usage or colocation space covered by any Required Inventory if (y) Seller Group fails to provide any of the cooperation set forth on Exhibit F hereto in connection with the completion of such Required Inventory and (y) such failure to cooperate was the direct cause of Acquiror’s failure to complete such Required Inventory by the Applicable Inventory Completion Date. For the avoidance of doubt, except as provided in the preceding sentence, Acquiror will have no liability to Seller or any member of Seller Group for any inaccuracies or omissions contained within the Required Inventory. Seller’s rights to retroactively terminate any circuit, cross-connect, power usage or colocation space as provided in this Section 10 are in all respects subject to the terms and conditions of any applicable Post-Closing Leases, including the Contraction Space Limit, or other applicable agreement. (b) For the avoidance of doubt, the Parties agree that the obligations of Acquiror to provide space, power and colocation services pursuant to the last sentence of Section 4.18(d) of the Original Transaction Agreement will terminate upon the TFG Closing.

11.
Further Assurances. Without limiting any other provision of this Amendment, the Original Transaction Agreement or any Ancillary Agreement, each Party will cooperate with each other and use (and will cause its respective Subsidiaries and Affiliates to use) its Commercially Reasonable Efforts, prior to, at and after the TFG Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law or contractual obligations, in each case to consummate and make effective the transactions contemplated by this Amendment; provided that neither Party will be required to make any non-de minimis payments, incur any non-de minimis Liability (including any guarantees or other non-monetary security), or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with obtaining any Consent or Governmental Approval.

ARTICLE II
MISCELLANEOUS

1.
No Further Amendment. Except as expressly amended hereby, the Original Transaction Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof will remain in full force and effect. This Amendment is limited precisely as written and will not be deemed to be an amendment to any other term or condition of the Original Transaction Agreement or any of the documents referred to therein.

2.
Effect of this Amendment. This Amendment will form a part of the Transaction Agreement for all purposes, and each party thereto and hereto will be bound hereby. From and after the execution of this Amendment by the parties, any reference to the Transaction Agreement will be deemed a reference to the Original Transaction Agreement as amended hereby.

3.
Governing Law. The validity, interpretation and enforcement of this Amendment will be governed by the Laws of the State of New York without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

4.
Severability Clause. The parties hereto agree that (a) the provisions of this Amendment will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law, in each case so as to best preserve the intention of the parties hereto with respect to the benefits and obligations of this Amendment.

5.
Counterparts. This Amendment may be executed in counterparts (each of which need not contain the signature of the other party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

VERIZON COMMUNICATIONS INC.
By:	/s/ Colleen Cunniffe
Name: Colleen Cunniffe
Title: Authorized Signatory
EQUINIX, INC.
By:	/s/ Peter Van Camp
Name: Peter Van Camp
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 3 to Transaction Agreement]

Exhibit A
TFG Acquired Assets

1. All circuit supply contracts to which TFG is a party with respect to the customers set forth below:

2. The organizational documents of TFG.

3. All personnel records to the extent related to the Delayed Transfer Employees.

A-1

Exhibit B
Continuing Contracts

Terremark Services Agreement between MCI Communications Services, Inc. d/b/a Verizon Business Services and Terremark Federal Group LLC (TFG-223).

B-1

Exhibit C
Employees of TFG

See attachment.

C-1

Exhibit D
Certain Obligations

1. Acquiror will reimburse the Seller Group for the costs set forth in Section 4.18(f)(iii) of the Original Transaction Agreement, as amended by Amendment No. 2, dated April 30, 2017, to the Original Transaction Agreement, to the extent such costs were incurred in respect of the period beginning at the Closing and ending on the TFG Closing.
2. Acquiror will reimburse the Seller for overtime pay paid by the Seller Group to the Delayed Transfer Employees incurred in connection with rendering the services described in the Secured Contract Service Schedule (as defined in the Transition Services Agreement) in respect of the period beginning at the Closing and ending on the TFG Closing.
3. Acquiror will reimburse the Seller Group for salary increases for the Delayed Transfer Employees and the compensation and benefits expenses for the new hires approved in writing by Acquiror, in each case in respect of the period beginning at the Closing and ending on the TFG Closing, which amount is estimated to be approximately $33,975 for the period of May and June 2018.
4. Acquiror will reimburse the Seller Group for the percentage based fee charged by the GSA for the GSA schedule held by TFG in respect of the period beginning at the Closing and ending on the TFG Closing.
5. Acquiror will reimburse the Seller Group for documented out of pocket expenses (including attorneys’ fees) incurred by Seller and/or its Affiliates in connection with this Amendment and the transactions contemplated hereby.

D-1

Exhibit E
Required Inventories

1.
Within three Business Days following Seller’s request from time to time, Acquiror will provide power usage and consumption reporting by rack and by circuit for all accounts of the Seller Group within the Transferred Sites.

2.	Acquiror to provide automated power reporting, when available, to Seller at no charge for all accounts of the Seller Group within the Transferred Sites.

3.	Space, cross-connect, circuit and power inventory objectives are outlined in the table below.

Objective	Billing	Portal
95%	8/31/2018	8/31/2018
98%	12/31/2018	12/31/2018

Note: The definition of the 95% and 98% objective is a three way match between (a) the current contract, (b) the asset record and (c) the billing invoice.  Once the three way match is reconciled, Acquiror’s customer portal will reflect the accurate inventory.

4.	Cross Connects inventory is outlined in the table below:

1.	Panel inventory – (a) Identification and listing of each port in use and (b) listing of available ports not being used.

2.	For each port in use, Acquiror to map A loc and Z loc.

For purposes of the table below, the % objective shall be calculated as follows: % = quantity of cages completed at the applicable data center/total quantity of cages at such data center.

Metro	Verizon Designation	Verizon Site Name	Equinix IBX Name	Jan-19	Feb-19	Mar-19	Apr-19	May-19	Jun-19	Jul-19	Aug-19	Sep-19	Oct-19	Nov-19	Dec-19	Jan-20
São Paulo	Signature	GRU1 (São Paulo NAP)	SP4											100%
Bogotá	Signature	BOG1 (Bogotá NAP)	BG1											100%
Atlanta	Sterling	ATL1 (Atlanta)	AT4											100%
Atlanta	Sterling	ATL2 (Norcross)	AT5											100%
Boston	Sterling	BOS1 (Billerica)	BO2											100%
Chicago	Sterling	ORD1 (Westmont)	CH7											100%
Culpeper	Signature	IAD3 (Culpeper)	CU1				75%				100%
Culpeper	Signature	IAD3 (Culpeper)	CU2				75%				100%
Culpeper	Signature	IAD3 (Culpeper)	CU3				75%				100%
Culpeper	Signature	IAD3 (Culpeper)	CU4				75%				100%
Culpeper	Signature	IAD3 (Culpeper)	CU6				75%				100%

E-1

Metro	Verizon Designation	Verizon Site Name	Equinix IBX Name	Jan-19	Feb-19	Mar-19	Apr-19	May-19	Jun-19	Jul-19	Aug-19	Sep-19	Oct-19	Nov-19	Dec-19	Jan-20
Dallas	Sterling	DFW1 (Irving)	DA9											100%
Dallas	Sterling	DFW2 (Richardson Alma)	DA10											100%
Denver	Signature	DEN1 (Englewood)	DE2											100%
Houston	Sterling	IAH1 (Houston)	HO1											100%
Los Angeles	Sterling	LAX1 (Torrance)	LA7											100%
Miami	Signature	MIA1 (Miami NOTA)	MI1				50%				100%
Miami	Sterling	MIA2 (Doral)	MI6											100%
New York	Sterling	EWR1 (Carteret)	NY11											100%
New York	Sterling	EWR2 (Piscataway)	NY12								100%
New York	Sterling	LGA1 (Elmsford)	NY13								100%
Seattle	Sterling	SEA1 (Kent)	SE4								100%
Silicon Valley	Sterling	SJC1 (San Jose)	SV13											100%
Silicon Valley	Signature	SJC3 (Santa Clara)	SV14
Silicon Valley	Signature	SJC3 (Santa Clara)	SV15											100%
Silicon Valley	Signature	SJC3 (Santa Clara)	SV16											100%
Silicon Valley	Signature	SJC3 (Santa Clara)	SV17											100%
Washington DC	Sterling	IAD1 (Ashburn)	DC13								100%
Washington DC	Sterling	IAD4 (Manassas)	DC14								100%
Washington DC	Sterling	IAD2 (Herndon)	DC97								100%

E-2

Exhibit F
Required Seller Cooperation

Subject to the advance notice requirements set forth herein, Seller will provide Acquiror reasonable and timely access to Seller-controlled space during normal business hours and will make Seller’s personnel available during normal business hours to supervise (but not direct) Acquiror’s cable inventory process; provided that Acquiror will give Seller reasonable advance notice if any such space and/or personnel is required in connection with any Required Inventory, including (i) one week’s advance notice for access to cages which do not require third-party consent, (ii) two weeks’ advance notice for access to cages which require third-party consent, and (iii) one month’s advance notice for supervision by Seller’s personnel in connection with the cable inventory process .

F-1